Exhibit 10.1

SECOND AMENDMENT
TO THE AMENDED AND RESTATED SOTHEBY’S 1998 STOCK COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS

     THIS SECOND AMENDMENT (this “Second Amendment”) to the amended and restated 1998 Stock Compensation Plan For Non-Employee Directors (as amended, the “Plan”) of Sotheby’s, a Delaware corporation (the “Company”), is adopted by the Board of Directors of the Company on March 18, 2010, to be effective as of May 6, 2010.

RECITALS

A. Pursuant to a Unanimous Written Consent of the Board of Directors of the Company (the “Board”), dated as of March 18, 2010, and its powers of amendment under Section 15 of the Plan, the Board has approved an increase of the Company’s shares of Common Stock reserved for issuance under the Plan in the amount of 100,000 shares, from 300,000 shares to 400,000 shares.

B. Subject to the approval of this share increase by the Company’s shareholders at the 2010 Annual Meeting of Shareholders to be held on May 6, 2010, the Board has authorized and directed any proper officer of the Company to prepare, execute and deliver this Second Amendment to the Plan to effect the share increase.

     NOW, THEREFORE, the Plan is amended as follows:

1.	Reserved Share Increase. The second sentence of Section 4 of the Plan, “Shares Subject to the Plan,” is deleted in its entirety and replaced with the following sentence:

“Subject to adjustment for share subdivision, consolidation, or other capital readjustment, the aggregate number of shares reserved and available for issuance under the Plan is 400,000 shares of Common Stock.”

2.	Remainder of Plan Unchanged. Except as provided in this Second Amendment, the terms of the Plan existing on the date of this Second Amendment remain unchanged and are reconfirmed.

     IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed on the date first above written.

SOTHEBY’S

By:	/s/ GILBERT L. KLEMANN, II
Gilbert L. Klemann, II,
Executive Vice President,
Worldwide General Counsel and Secretary